EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) made this 24th day of April, 2008 and effective as of the 24th day of April, 2008 (the “Effective Date”) between POMEROY IT SOLUTIONS, INC., a Delaware Corporation (the “Company”) and KEITH BLACHOWIAK (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive has been employed by Company pursuant to the terms and conditions of an Employment Agreement made effective on February 20, 2006; and

WHEREAS, Company and Executive now desire to enter into this Employment Agreement to provide Executive with continued employment as the Company’s Senior Vice President and Chief Information Officer and additional responsibilities, duties, benefits and compensation incident thereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.	Position/Duties.

(a)
Executive shall serve as the Senior Vice President and Chief Information Officer of the Company and shall report to the President and Chief Executive Officer of the Company. In this capacity, Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similar size companies and such other duties and responsibilities as the President/Chief Executive Officer of the Company or the Board of Directors of the Company (“Board”) shall from time to time assign to him consistent with the Executive’s position as Senior Vice President and Chief Information Officer of the Company.

(b)
During the Employment Term (as defined in Section 2), the Executive shall devote substantially all his business time and efforts to the business and affairs of the Company and the performance of his duties hereunder.  In addition, Executive shall not render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, during the Employment Term.

(c)	Executive’s primary workplace shall be the Company’s offices in Hebron, Kentucky, except for usual and customary travel on the Company’s business.

2.	Term of Employment.

This Agreement shall be in effect beginning on the Effective Date and terminating upon the earlier of (a)  three (3) years (April 24, 2008 – April 24, 2011) (the “Initial Term”) or (b) the Date of Termination as defined in Section 8(g).  The period of time from the Effective Date through the Initial Term and any Renewal Term, as defined in Section 3, or the Date of Termination, as applicable, is referred to as the “Employment Term”.

3.	Renewal Term.

The term of Executive’s employment and this Agreement shall automatically renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of his/its intent not to renew the terms of the Agreement ninety (90) days prior to the expiration of the then expiring term.  Executive’s Base Salary for each Renewal Term shall be negotiated and mutually agreed upon by and between the Company and Executive; however, in no event shall Executive’s Base Salary for any Renewal Term be less than the Base Salary in effect for the prior year.

4.	Base Salary.

During each fiscal year of the Company during the Initial Term of this Agreement, the Company agrees to pay Executive a base salary (“Base Salary”) at an annual rate of Two Hundred Forty Six Thousand Seven Hundred Fifty  Dollars ($246,750.00). Said Base Salary shall be payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  Executive’s Base Salary shall be subject to an annual review by the President/Chief Executive Officer of the Company in conjunction with the Compensation Committee of the Board (and may be increased, but not decreased, from time to time incident thereto ).

5.	Bonuses.

Each year during the Initial Term, Executive shall have the opportunity to earn both a quarterly and annual targeted bonus measured against financial criteria consisting primarily of NPBT (as defined below) (as determined by the Chief Executive Officer of the Company in conjunction with the Compensation Committee of the Board)), of at least Two Hundred Seventy Five Thousand Dollars ($275,000.00), with a potential bonus in excess of such amount for achievement above target and a reduced bonus for achievement below target, all in accordance with the applicable bonus plan.  Generally, two-thirds (2/3) of the potential targeted bonus shall be based on achievement of quarterly criteria and one-third (1/3) shall be allocated to annual attainment. The bonus plan shall provide that under-performance in one quarter can be made up in subsequent quarters on a year-to-date basis.  The quarterly and annual bonuses payable to Executive during the Employment Term shall be fully paid in cash.

For purposes of this Agreement, the Net Profit Before Taxes (“NPBT”) shall be determined on a consolidated basis computed without regard to the bonus payable to Executive pursuant to this Section 5, shall exclude any gains or losses realized by Company on the sale or other disposition of its assets other than in the ordinary course of business and shall exclude any extraordinary one-time charges taken by the Company.  NPBT shall be determined by the independent accountant regularly retained by the Company, subject to the foregoing provisions of this subparagraph and in accordance with generally accepted accounting principles.  Said determinations and payment of  any bonus shall be made no later than the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year, and the determinations by the accountant shall be final, binding and conclusive on all parties hereto.  In the event the audited financial statements are not issued before the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year, Company shall make any payment due hereunder, if any, based on its best reasonable estimate of any liability hereunder, which amount shall be recorded and shall be reconciled by both parties once the audited financial statements are issued but in no event later than the end of the calendar year in which the Company’s taxable year ends.  Any quarterly bonus determinations shall be determined on a consolidated basis by the independent accountant regularly retained by the Company subject to the foregoing provisions of this paragraph and in accordance with generally accepted accounting principles.  Any amount due hereunder shall be paid within fifteen (15) days of the filing of Form 10-Q by the Company for the respective quarter, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year.

In the event that Company acquires during any applicable fiscal year a company that had gross revenues in excess of Twenty-Five Million Dollars ($25,000,000.00) for its most recently concluded fiscal year, Company and Executive shall in good faith determine whether any adjustments to the NPBT criteria, whether upward or downward, shall be made in order to reflect the effect of such acquisition on the operations of the Company.

6.	Equity Awards.

(a)	Stock Options.

On each annual anniversary of the Effective Date, Executive shall be eligible for a stock option grant at the sole discretion of the President/Chief Executive Officer of the Company in conjunction with the Compensation Committee of the Board.

(b)	Restricted Stock.

(i)
Upon the Effective Date the Company granted Executive an equity award of Eleven Thousand Two Hundred Fifty (11,250) shares of restricted stock under the Plan.  Thereafter, so long as Executive is gainfully employed as the Company’s Senior Vice President and Chief Information Office on the first anniversary of the Effective Date hereof, Company shall also grant Executive an equity award of Five Thousand (5,000) shares of restricted stock under the Plan.  Said restricted stock shall vest and the restrictions thereon shall lapse in full on the fourth (4th) annual anniversary grant date. In the event a Change In Control occurs during the Initial Term of this Agreement, One Hundred Percent (100%) of such restricted stock shall fully vest and the restrictions thereon shall lapse immediately prior to the Change In Control.  In the event that Company does not renew this Agreement at the expiration of the Initial Term of this Agreement pursuant to the provisions of Section 3,  100% of such restricted stock shall fully vest and the restrictions thereon shall lapse immediately upon the expiration of the Initial Term of this Agreement.   For purposes of the foregoing shares of restricted stock only, it is agreed by the parties hereto that in the event the Company terminates this Agreement without cause in accordance with Section 8(d) below, 100% of such restricted stock awarded to Executive under this Section 6(b)(i) shall fully vest and the restrictions thereon shall lapse immediately on the date upon which this Agreement is effectively terminated.  A copy of the Restricted Stock Award Agreement is attached hereto as Exhibit B.

(ii)
In addition, on each annual anniversary of the Effective Date, Executive shall be eligible for an additional award of restricted stock under the Plan at the sole discretion of the President/Chief Executive Officer of the Company in conjunction with the Compensation Committee of the Board.

(c)
Adjustments to Number of Shares.  The provisions of this Section 6 shall be appropriately adjusted for any stock splits, reverse splits, stock dividends, combinations or reclassifications of the Company’s common stock, or any other similar increases or decreases in the number of issued shares of such common stock affected without receipt of consideration by the Company.

(d)
Representations and Warranties of the Company.  The Company represents and warrants to Executive that (i) the shares he acquires pursuant to options and restricted stock awards as provided for in this Agreement will be issued under the Plan; (ii) the Plan and the options and restricted stock awards to be made hereunder are covered under a Form S-8 registration statement (the effectiveness of which shall continue to be maintained so that Executive can resell the shares he receives pursuant to options and restricted stock awards pursuant to this Agreement on a current basis once exercised or vested, as applicable), (iii) there are currently, and will continue to be, adequate shares available under the Plan for the issuance of stock pursuant to all options and the restricted stock awards provided for in this Agreement; and (iv) the Plan permits the contemplated provisions of such grants.

7.	Fringe Benefits.

During the Employment Term (, Executive shall be entitled to the following benefits:

(a)
Insurance.  Executive shall be provided with standard medical, health, and other insurance coverage in accordance with the plans from time to time maintained by the Company for its senior management employees.

(b)
Vacation.  Executive shall be entitled each year to three (3) weeks of vacation, during which his compensation will be paid in full; provided, however, Executive shall not take more than two weeks of vacation consecutively without the prior written consent of the President/Chief Executive Officer.

(c)	Automobile Allowance. Company shall provide Executive with an automobile allowance of Five Hundred and 00/100 Dollars ($500.00) per month to be paid on the first of every month.

(d)
Travel Allowance. The Company shall provide Executive with a travel allowance of Three Thousand Four Hundred Dollars ($3,400.00) per month to be paid on the first of every month; provided that such Travel Allowance shall be subject to review and modification on a quarterly basis depending on actual travel expenses incurred by Executive.

(e)
Housing Allowance.  The Company shall provide Executive with a housing allowance of up to Two Thousand Five Hundred Dollars ($2,500.00) per month to be paid on the first of every month.  The Executive shall enter into a lease agreement that shall provide housing for Executive near the Company’s headquarters during the Employment Term, provided that the term of such lease shall not exceed six months at any time.

(f)
Insurance During the Term of Employment Agreement.  Company shall maintain on the life of the Executive, provided he is insurable at standard rates, a term life insurance policy in the amount of Five Hundred Thousand Dollars ($500,000.00).  Executive shall have the right to designate the beneficiary of such policy.  Executive agrees to take any and all physicals that are necessary incident to the issuance and/or renewal of said policy.  In addition, Executive agrees to take any and all physicals necessary incident to the procurement of Key Man insurance upon his life by Company.  In the event that Executive is not insurable at standard rates during the term of this Agreement, but Executive is able to procure rated coverage, Executive has the right to procure coverage at a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of Five Hundred Thousand Dollars ($500,000.00) in coverage.  In the event Executive is not insurable, then Company shall, within thirty (30) days following the date that Executive is determined to be uninsurable, pay Executive an amount equal to the projected cost of the contemplated term insurance of Five Hundred Thousand Dollars ($500,000.00) at standard rates.  In the event that Executive should die prior to the insurance being obtained hereunder or in the event insurance cannot be obtained for medical reasons, Company shall have no obligation to Executive or his beneficiary for payment of any of the death benefit amount upon Executive’s death.  Company and Executive agree to use diligent efforts after the Effective Date to obtain the coverage upon Executive’s life hereunder.

(g)
Expenses.   During the Employment Term, Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and entertainment expenses or other out-of-pocket business expenses incurred by Executive in preparing for and fulfilling the Executive’s duties and responsibilities hereunder, including all expenses for travel while away from home on business (other than expenses related Executive’s travel to and from his home and the Company’s corporate headquarters as such are intended to be paid for by Executive incident to the Travel Allowance he is entitled to receive on a monthly basis under subsection (d) above) or at the request or in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.  Executive shall use reasonable best efforts to take advantage of advance purchase pricing for airplane tickets.  Amounts reimbursable pursuant to this subparagraph (g) shall be paid upon the earlier of (i) thirty (30) days after Executive’s submission of a request for reimbursement and (ii) the fifteenth (15th) day of the third (3rd) month of the Company’s fiscal year following the year in which the expense was incurred.

(h)
Communications Allowance. Company shall provide Executive with a Communications Allowance in the amount of Two Hundred Fifty Dollars ($250.00) per month to be paid in accordance with normal payroll practices for allowances.

(h)	Benefit Plans. Executive shall participate, after meeting eligibility requirements, in any qualified retirement plans and/or welfare plans maintained by the Company during the Employment Term.

(i)
Executive shall be responsible for all taxes owed, if any, on the fringe benefits provided to him pursuant to this Section 7.  Furthermore, certain of the fringe benefits provided under this Section 7, including those allowances set forth under subsections (c), (d), and (e) above, shall be subject to ordinary income tax withholding incident to the payment thereof by Company.

8.	Termination.

Executive’s employment hereunder and the Employment Term shall be terminated under the first of the following to occur:

(a)	Death. The Executive’s employment hereunder shall automatically terminate upon the death of the Executive.

(b)
Disability.  The Executive’s employment hereunder shall terminate upon written notice by the Company to the Executive, of termination due to Disability.  For purposes of this Agreement, “Disability” or “Disabled” shall mean the Executive’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation on a full-time basis for One Hundred Eighty (180) days (including weekends and holidays) in any Three Hundred Sixty-Five (365) day period.  The existence or non-existence of a physical or mental injury, infirmity or incapacity shall be determined by an independent physician mutually agreed to by the Company and the Executive (provided that neither party shall unreasonably withhold their consent).

(c)	Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	The conviction of Executive of a felony or other crime involving theft, misappropriation of funds, fraud or moral turpitude;

(ii)
The engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any material misrepresentation related to the performance of his duties, misappropriation, fraud, including with respect to the Company’s accounting and financial statements, embezzlement or conversion by Executive of the Company’s or any of its subsidiaries’ property in connection with Executive’s duties or in the course of the Executive’s employment with the Company;

(iii)	Executive’s gross negligence or gross misconduct in carrying out his duties hereunder resulting, in either case, in material harm to the Company; or

(iv)	Any act or omission constituting a material breach by the Executive of any material provision of this Agreement.

Notwithstanding the foregoing, in the event the basis for a termination for Cause is under subsections 8(c)(iii) or (iv) above, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a written notice from the Chief Executive Officer asserting that he has engaged in the conduct set forth above in Sections 8(c)(iii) or (iv) (as interpreted and enforced consistently with the Company’s treatment of all other executives and senior management) and specifying the particulars thereof in detail, and Executive shall not have cured such conduct to the reasonable satisfaction of the Board within thirty (30) days after receipt of such resolution.

(d)	Without Cause. Upon written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

(e)
Good Reason.  Upon written notice by the Executive to the Company of the termination of his employment hereunder for Good Reason.  “Good Reason” shall mean Executive’s resignation from employment within thirty (30) days after the occurrence of one of the events hereinafter enumerated; provided, however, that Executive must provide written notice to the Company within thirty (30) days after the occurrence of the event allegedly constituting Good Reason and the Company shall have thirty (30) days after such notice is given to cure:  (i) a material diminution in Executive’s authority, duties or responsibilities without Executive’s written consent; (ii) a material diminution in Executive’s  Base Salary or targeted annual bonus at any time during the Employment Term without Executive’s written consent; (iii) the relocation of Executive to an area that is greater than thirty (30) miles from the Greater Cincinnati/Northern Kentucky metropolitan area without the consent of Executive; and (iv) any other action or inaction that constitutes a material breach by Company of this Agreement

(f)
Voluntary Termination.  If Executive terminates employment with Company without Good Reason, Executive agrees to provide the Company with thirty (30) days prior written notice.  The Company, in its sole discretion, following its receipt of such written notice from Executive may accelerate the termination of Executive’s employment and the right to any further compensation to a date prior to the Thirtieth (30th) day after such written notice is given.

(g)
Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive is terminated as Senior Vice President and Chief Information Officer by the Company for Disability, thirty (30) days after written notice of such determination is given to Executive (provided that Executive shall not have returned to perform his duties on a full time basis during such thirty (30) day period); (ii) if Executive’s employment is terminated by the Company for any other reason, the date on which a written notice of termination is given, provided that, in the case of the termination for Cause under Sections 8(c)(iii) or (iv), Executive shall not have cured the matter or matters stated in the Notice of Termination within the thirty (30) day period provided in Section 8(c)(iii) or (iv); (iii) if Executive terminates his employment for Good Reason, the date of Executive’s resignation, provided that the notice and cure provisions in Section 8(e) have been complied with; (iv) if Executive terminates employment for other than Good Reason, the date specified in Executive’s notice in compliance with Section 8(f) or, (v) in the event of Executive’s death, the date of death.

(h)
Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 8 (other than in the case of death) shall be communicated by a written notice (“Notice of Termination”) to the other party hereto, indicating the specific termination provision in this Agreement relied upon. If the termination provision relied upon requires notice and an opportunity to cure, then the Notice of Termination shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated.   The Notice of Termination shall specify a date of termination and shall be delivered within the time period set forth in the various paragraphs of this Section 8, as applicable (the “Notice Period”).

(i)
Compliance with 409A.  To the extent any payment under Section 9 is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or exempt therefrom solely by virtue of the separation pay plan exceptions under Treasury Regulations Section 1.409A-1(b)(9), a termination of Executive’s employment will not be deemed to occur unless such termination constitutes a separation from service under Section 409A of the Code and the regulations promulgated thereunder.

9.	Compensation Upon Termination.

(a)
Disability.  In the event the Employment Term ends on account of Executive’s Disability, the Company shall pay or provide Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year or any fiscal quarter ending on or preceding the date of termination; and (iii) reimbursements for any unreimbursed expenses incurred through the date of termination (collectively “Accrued Amounts”).  In addition, Executive shall receive any Prorata Bonus as hereinafter defined.  For purposes hereof, a “Prorata Bonus” shall be determined by calculating a prorata portion of the Executive’s targeted bonus for the performance year in which the Executive’s termination occurs, payable at the time the annual bonuses are paid to the other senior executives, (determined by multiplying the amount the Executive would have received based upon actual performance had his employment continued through the end of the performance year, by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is Three Hundred Sixty-Five (365)).  The Accrued Amounts shall be paid within ten (10) days after the Date of Termination.  Any Pro Rata Bonus shall be paid at the same time other bonuses are paid with respect to the applicable performance year.   In addition, Executive shall be entitled to the following:

(i)
an amount equal to his then-applicable full Base Salary minus Eighty-Four Thousand Dollars ($84,000) (or such other amount as may be available to Executive pursuant to any salary continuation benefits under an accident and health benefit plan sponsored by the Company) to be paid within ten (10) days after the Date of Termination; and

(ii)
Executive shall be entitled to any rights he may have under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Company shall reimburse Executive for any premium for COBRA health, dental, and vision coverage paid by Executive (including coverage for Executive’s family) for a period of one (1) year after the Date of Termination.

(b)
Death.  In the event of Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts and a Prorata Bonus (as defined in Section 9(a).  Such Accrued Amounts shall be paid within ten (10) days after the date of Executive’s death.   In addition, Executive’s beneficiary shall receive any Prorata Bonus as defined in Section 9(a) payable in the manner set forth in Section 9(a).

(c)
Termination for Cause or Without Good Reason.  If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, Company shall pay to the Executive any Accrued Amounts within ten (10) days after the Date of Termination.

(d)
Termination Without Cause or For Good Reason.  If Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, Executive shall be entitled to receive from the Company all Accrued Amounts through the Date of Termination and a Prorata Bonus (as defined in Section 9(a).  Such Accrued Amounts shall be paid within ten (10) days after the Date of Termination.  Any Prorata Bonus shall be payable in the manner set forth in Section 9(a). Contingent upon Executive delivering to the Company a release in the form attached hereto as Exhibit C, and the expiration of all revocation periods related thereto, Executive shall be entitled to the following:

(i)
the Company shall pay Executive his Base Salary, then in effect, for a period of twelve (12) months commencing on the date that Company gives written notice to Executive of its intent to terminate his employment Without Cause, pursuant to Section 8(d), provided Executive is not, during such time, employed by a competitor or otherwise in breach of this Agreement.  Payment of such Base Salary shall be made in the ordinary course of the Company’s business in accordance with its usual and customary payroll practices.

(ii)
Executive shall be entitled to his COBRA rights under the Company’s group health plans.  Company shall reimburse Executive for any premium for COBRA health, dental, and vision coverage paid by Executive (including coverage for Executive’s family) for a period of one (1) year after the Date of Termination.

(e)
Expense Reimbursement.  Notwithstanding anything to the contrary in this Agreement, in the event Executive’s employment is terminated for any of the reasons contemplated under Section 8 above, Company shall reimburse Executive for (i) actual expenses (up to a maximum of $3,400) incurred by Executive for incident to his advance purchase of non-cancelable, non-refundable airline ticket(s), which Executive procured under the Travel Allowance provision set forth in Section 7(d) above, but were not otherwise utilized by him prior to his termination date; and (ii) actual expenses for any rents that remaining due and owing under any lease agreement for temporary housing that Executive entered into under the Travel Allowance provision set forth in Section 7(e) above prior to his termination date; provided that no such reimbursement for rents shall exceed the aggregate of sum of $15,000.00.

No amounts paid under this Section 9 will be reduced by any earnings that Executive may receive from any other source.

10.	Change In Control Benefits.

(a)	For purposes of this Agreement, “Change In Control” shall mean the first to occur of any of the following events:

(i)
any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding for this purpose, (A) the Company or any subsidiary of the Company, or (B) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change In Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii)
persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)
consummation of a reorganization, merger or consolidation or sale or other disposition of at least eighty percent (80%) of the assets of the Company (a “Business Combination”), unless, in each case, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)	Upon a Change In Control of the Company, the Executive shall be entitled to receive the following:

(i)	All of Executive’ stock options and restricted shares shall vest according to terms contained in the respective award agreements (executed incident to the grant of such options or restricted shares).

(ii)
Executive shall be entitled to the benefits set forth in Section 9(d) if his employment is terminated Without Cause or For Good Reason after such Change in Control, or in the event the acquiring Company does not assume this Agreement pursuant to the provisions of Section 16(a).

(iii)
Anything in this Agreement to the contrary notwithstanding, in the event that it is determined that any payment (other than the Gross-Up payments provided for in this subsection) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of Company or any of its affiliates, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or  taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (1) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (2) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.  The Gross-Up Payment shall be made to Executive on or as soon as practicable following the date of the closing of the transaction resulting in such change in control, and in no event later than the end of the calendar year next following the calendar year in which Executive pays the Excise Taxes.

The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to above will be made by the Company’s regular independent accounting firm (as in effect immediately prior to the transaction that gives rise to the Excise Tax) at the expense of the Company or, at the election of Executive, another nationally recognized independent accounting firm, which shall provide detailed supporting calculations.

11.	Confidentiality, Competition, etc.

(a)
Confidentiality.  The Executive agrees that he shall not, directly or indirectly, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company (as determined by the Executive in good faith), either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b)
Nonsolicitation. During the Executive’s employment with the Company and for the one (1) year period thereafter, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated), or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer (provided, that the foregoing shall not apply to any product or service which is not covered by the noncompetition provision set forth In Section 11(c), below).

(c)
Noncompetition. The Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a Competing Entity will result in irreparable harm to the Company. A Competing Entity is defined as an organization that (i) offers the same or similar products or services as the Company within the preceding twelve (12) months and (ii) sells these products or services to the same or similar companies of industry, geography and size as the Company in the preceding twelve (12) months and (iii) is not a charitable organization, as such term is defined in Section 501(c) of the Code.  Notwithstanding the above, the Executive may work for a division of a Competing Entity if the division does not meet the criteria of a Competing Entity.   Accordingly, during the Executive’s employment hereunder, and, except as provided in Section 11(h) or if the Company elects to execute its rights under section 11(i), for the one (1) year period thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), or render services to, any person, firm, corporation or other entity, in whatever form, that is a Competing Entity. This Section 11(c) shall not prevent the Executive from (i) owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly traded entity that is a Competing Entity.

(d)
Nondisparagement. Each of the Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees that during the Employment Term and for five (5) years thereafter not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11(d). This provision shall also not cover normal competitive statements which do not cite the Executive’s employment by the Company.

(c)
Equitable Relief and Other Remedies. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(d)
Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(e)
Survival of Provisions. The obligations contained in this Section 11 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

(h)
Non-Competition Not Applicable.  The one (1) year non-competition provision set forth in Section 11(c) commencing on the date of Executive’s termination of employment shall not be applicable if Company does not renew this Agreement upon the expiration of the Initial Term of this Agreement or any Renewal Term; provided, however, such one (1) year non-competition provision shall be applicable in any such instance if the Company elects in writing to compensate Executive pursuant to Section 11(i) of this Agreement.

(i)
Optional Payment for Non-Competition.  In the event that  the Company does not renew this Agreement upon the expiration of the Initial Term of this Agreement or any Renewal Term with notice to Executive of such nonrenewal at least  ninety (90) days prior to the expiration of the Initial Term or any Renewal Term,  Company shall have the option to pay Executive an amount equal to his Base Salary that was in effect prior to such non-renewal in consideration for Executive not competing with Company for a period of twelve (12) months from the date of the expiration of this Agreement.

12.	Continued Availability and Cooperation.

(a)
Following termination of the Executive’s employment with the Company, the Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company. Cooperation will include, but is not limited to:

(i)	making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii)
if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii)	refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv)	cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment; provided that (i) Executive shall not be required to make himself available for such purposes for more than three days in any calendar month, (ii) the Company and the Executive must mutually agree on which days the Executive will make himself available, and (iii) the Company shall pay in advance to the Executive (a) all reasonably anticipated travel and other expenses, subject to subsequent submission of supporting documentation and, if applicable, the refund by the Executive of any remaining balance of the advance after he has been reimbursed fully for the actual expenses incurred, and (b) a per diem, not accountable, of One Thousand Five Hundred Dollars ($1,500.00) per day.

13.	Dispute Resolution.

(a)
In the event that the parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, either Party shall refer the dispute to binding arbitration, which shall be the exclusive forum for resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and governed by Kentucky law. The arbitration shall be conducted by a single arbitrator selected by the parties according to the rules of JAMS. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within ninety (90) days after the request for arbitration, unless otherwise agreed by the parties, and shall be conducted in the Commonwealth of Kentucky.

(b)	The parties agree that each will bear their own costs and attorneys’ fees. The arbitrator shall not have authority to award attorneys’ fees or costs to any party.

(c)
The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the parties.

(d)
Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 11 of this Agreement will be subject to arbitration under this Section 13, but will instead be subject to determination in a court of competent jurisdiction in the state of the place of performance, which court shall apply Kentucky law consistent with Section 13 of this Agreement, where either party may seek injunctive or equitable relief.

14.	Other Agreements.

No agreements (other than the exhibits hereto and agreements evidencing any grants of equity awards or the Special Change In Control Bonus Agreement entered into by and between the Company and Executive on December 11, 2007) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.This Agreement shall supersede and replace, in all respects, the Employment Agreement made effective on February 20, 2006, including any and all written amendments or addendums thereto.

15.	Withholding of Taxes.

The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

16.	Successors and Binding Agreement.

(a)
The Company will require any successor (whether direct or indirect, by purchase of assets or stock, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company, except that the Company may assign and transfer this Agreement and delegate its duties thereunder to a wholly owned Subsidiary; provided that following any such assignment the Company shall remain fully liable with respect to all of its obligations under this Agreement.

(b)	This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)
This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 16(a) and 16(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

17.	Notices.

All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

18.	Governing Law and Choice of Forum.

(a)	This Agreement will be construed and enforced according to the laws of the Commonwealth of Kentucky, without giving effect to the conflict of laws principles thereof.

(b)
To the extent not otherwise provided for by Section 13 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in Boone County, Kentucky, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arises out of the employment relationship. Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph and Section 13 of this Agreement. Further, the Executive and the Company hereby expressly waive any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

19.	Validity/Severability.

If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

20.	Survival of Provisions.

Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 8, 9, 10, 11, 12, 13, 17, 18, 20, and 21, will survive any termination or expiration of this Agreement or the termination of the Executive’s employment with the Company.

21.	Liability Insurance.

The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.  The Company shall provide a certificate of insurance confirming this coverage promptly upon receipt of a request for same from Executive.

22.	Public Announcements.

The Company shall give the Executive a reasonable opportunity to review and comment in advance on any public announcement (including any filing with a governmental agency or stock exchange) relating to this Agreement or the Executive’s employment by the Company.

23.	Compliance with Code Section 409A.

This Agreement is intended to comply with the requirements of Code Section 409A and the regulations and guidance issued thereunder and shall be interpreted and administered in a manner consistent with that intent.  Any provision of this Agreement to the contrary notwithstanding, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his separation from service with the Company, no distribution that is subject to and not otherwise exempt from Code Section 409A shall be made or commence under this Agreement sooner than six months from the date of Executive’s separation from service (or, if earlier, the date of the Executive’s death).  In such case, any payments that were otherwise required to be made within such six-month period shall be accumulated and paid in a single lump sum on the first day of the month immediately following the end of such six-month period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

POMEROY IT SOLUTIONS, INC.

By: ___________________________________
Keith R. Coogan
Its: President/Chief Executive Officer

_____________________________________
Keith Blachowiak